Exhibit 10.32

NON-EMPLOYEE DIRECTOR GRANT AGREEMENT

Director Name:         <Full Name>                  ID:    <No>

Grant Date:        <Date>

Grant Number:    <Grant No>

Award Amount:    <No. of Shares>

Award Type:         Restricted Stock Units

Plan:         2021 Stock Incentive Plan, as amended

Vesting Schedule:     100% on the earlier of (a) the date of the Company’s first annual meeting of stockholders following the Grant Date and (b) the first anniversary of the Grant Date

Restricted Stock Units

THIS GRANT AGREEMENT, as of the Grant Date set forth above between HEWLETT PACKARD ENTERPRISE COMPANY, a Delaware corporation (the “Company”), and the Director named above, is entered into as follows:

WHEREAS, the Company has established the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan, as amended (the “Plan”), a copy of which has been made available to the Director and is made part hereof, and unless otherwise defined in this Grant Agreement, any capitalized terms in this Grant Agreement shall have the meanings ascribed to them in the Plan; and

WHEREAS, in order to align the interests of the Director with those of the shareholders of the Company and to give the Director an incentive to continue in the service of the Company, the Board of Directors of the Company has determined that the Director shall be granted restricted stock units representing hypothetical shares of the Company’s common stock (“RSUs”), with each RSU equal in value to one share of the Company’s $0.01 par value common stock (“Share”), subject to the restrictions stated herein and in accordance with the terms and conditions of Plan.

NOW THEREFORE, the parties hereby agree that in consideration of services rendered and to be rendered, the Company grants the Director the number of RSUs set forth above upon the terms and conditions set forth herein.

1.Vesting Schedule.
Except as provided in Section 9 below, the interest of the Director in the RSUs shall vest according to the vesting schedule set forth above, subject to the Director’s continuous service through the vesting date. The period from the Grant Date to the end of the vesting schedule is the "Vesting Period."

2.Benefit Upon Vesting.
Upon the vesting of the RSUs, the Director (or the Director’s estate or designated beneficiary in the event of Section 9) shall be entitled to receive, as soon as administratively practicable, after the vesting date, but in any event within 75 days, Shares equal to:
(a)     the number of RSUs that have vested, and
(b)    a dividend equivalent payment in Shares determined by multiplying (1) the number of vested RSUs by the dividend per Share on each dividend payment date between the Grant Date and the date when Shares are delivered to the Director to determine the dividend equivalent amount for each dividend payment date; and (2) dividing the amount determined in (1) by the Fair Market Value of a Share on such dividend payment date to determine the number of additional Shares to be delivered to the Director; provided, however, that if any aggregated dividend equivalents would result in a payment of a fractional Share, such fractional Share shall be rounded up to the next whole Share.
Notwithstanding the foregoing to the contrary, in the event the Director has made a valid deferral election in accordance with Section 3, Shares will not be delivered at vesting but will instead be delivered in accordance with the provisions of the applicable deferral election and Section 3.

3.Deferral Election.
The Director may elect to defer delivery of the Shares that are otherwise due to the Director as determined in accordance with Section 2 by completing a prescribed deferral election form and returning it to the Company according to the instructions on the deferral election form. For the avoidance of any doubt, the dividend equivalent payments in the form of Shares contemplated under Section 2 will continue to accrue through the date the Shares are delivered. The deferral election form will be distributed separately. If made, the deferral election is irrevocable by the Director. The Director shall generally receive his or her Shares in accordance with the distribution election made in the deferral election form; however, notwithstanding anything in this Grant Agreement or deferral election form to the contrary, in the event the Director is a "specified employee" as determined pursuant to Section 409A, at the time that the Director receives a payment in connection with the Director’s “separation from service” as determined pursuant to Section 409A (other than for death), the payment shall instead be made on the earlier of the first U.S. business day after the date that is (i) six months following the Director’s separation from service as determined pursuant to Section 409A or (ii) the date of the Director’s death to the extent such delayed payment is otherwise required to avoid a prohibited distribution under Section 409A.

4.Taxes.
Regardless of any action the Company takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the Director acknowledges that the ultimate liability for all Tax-Related Items legally due by the Director is and remains the Director's responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the conversion of the RSUs into Shares, the subsequent sale of any Shares acquired at vesting, the receipt of any dividends, or the sufficiency of any payments made for or by the Director to satisfy the Tax-Related Items; and (ii) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Director’s liability for Tax-Related Items.

5.Restrictions on Issuance.
No Shares will be issued in connection with the RSU if the issuance of such Shares would constitute a violation of any Applicable Laws.

6.Transferability of Award.
The RSUs may not be transferred, pledged, sold, assigned, alienated or otherwise encumbered by the Director in any manner other than by will or by the laws of descent and distribution. Any such purported transfer, pledge, sale, assignment, alienation or encumbrance will be void and unenforceable against the Company. The terms of this Grant Agreement shall be binding upon the executors, administrators, heirs and successors of the Director.

7.Custody of Restricted Stock Units.
The RSUs subject hereto shall be held in a book entry account in the name of the Director. Upon vesting of the RSUs, the Shares shall be released into the Director’s account.

8.No Stockholder Rights.
RSUs represent hypothetical Shares. Until the Shares are issued and the Director becomes a holder of record of the Shares, the Director shall not be entitled to any of the rights or benefits generally accorded to stockholders until the Shares are issued to the Director and the Director becomes a holder of record of the Shares.

9.Death of the Director.
In the event of the Director's death prior to the end of the Vesting Period, the Directors shall vest in a pro rata number of RSUs equal to the total number of unvested RSUs, multiplied by a fraction equal to the number of whole months during which the Director provided services during the Vesting Period, divided by the number of months in the Vesting Period.

10.Section 409A.
Payments made pursuant to this Plan and this Grant Agreement are intended to comply with or qualify for an exemption from Section 409A. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Grant Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including any amendments or actions that would result in the reduction of benefits payable under this Grant Agreement, as the Company determines are necessary or appropriate to ensure that all RSUs are made in a manner that qualifies for an exemption from, or complies with, Section 409A or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A, provided however, that the Company makes no representations that the RSUs will be exempt from any penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to this RSU. For the avoidance of doubt, the Director hereby acknowledges and agrees that the Company will have no liability to the Director or any other party if any amounts payable under this Grant Agreement are not exempt from, or compliant with, Section 409A, or for any action taken by the Company with respect thereto.

11.Privacy Notice and Consent
The Director hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Director’s personal data as described in this Grant Agreement and any other materials by and among, as applicable, the Company and its other Subsidiaries and Affiliates for the purpose of implementing, administering and managing the Director’s participation in the Plan. Director understands that the Company may hold certain personal information about the Director, including, but not limited to, name, home address, email address, and telephone number, date of birth, social insurance number, passport or other identification number, non-equity compensation amounts, nationality, residency, status, title, any shares of stock held in the Company, details of all RSUs, options or any other entitlement to shares of stock granted, canceled, purchased, exercised, vested, unvested or outstanding in the Director’s favor (“Data”) for the purpose of implementing, managing and administering the Plan. Director understands that Data will be transferred to the Company or one or more stock plan service providers (currently Bank of America Merrill) as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. The Director authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Director’s participation in the Plan. The Director understands that Data will be held only as long as is necessary to implement, administer and manage the Director’s participation in the Plan and address any related legal or compliance obligations. Further, the Director understands that the Director is providing the consents herein on a purely voluntary basis. If the Director does not consent, or if the Director later seeks to revoke the Director's consent, the Director cannot participate in the Plan. This would not affect the Director’s other compensation or positions; the Director would merely forfeit the opportunities associated with the Plan. For more information on the consequences of the Director’s refusal to consent or withdrawal of consent, the Director understands that the Director may contact gea.team@hpe.com.

12.Governing Law.
This Grant Agreement is governed by the laws of the state of Delaware without regard to its conflict of law provisions.

13.Integration.
The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Director with respect to the subject matter hereof.

14.Plan Information.
The Director agrees to receive information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the Company's website at [www.hpe.com]. The Director acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary (or his or her delegate).

IN WITNESS WHEREOF, the parties have executed this Grant Agreement (it being understood that electronic acceptance constitutes a binding execution) effective as of the day and year first above written.

HEWLETT PACKARD ENTERPRISE COMPANY

    Alan May
Executive Vice President, Chief People Officer

Signed ___________________________
<Full Name>